Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

Fidelity Private Credit Company LLC

(Name of Issuer)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$18,898,158 (1)	0.0001531	$2,893.31(2)

Fees Previously Paid			—

Total Transaction Valuation	$18,898,158		$2,893.31

Total Fees Due for Filing			$2,893.31

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$2,893.31

(1)

Calculated as the aggregate maximum purchase price for units of beneficial interest, based upon the net asset value per unit as of December 31, 2024, of $9.68. This amount is based upon the offer to purchase up to 1,952,289 common units of beneficial interest of Fidelity Private Credit Company LLC. The common units have no par value.

(2)

Calculated at $153.10 per $1,000,000 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2025.